Exhibit 99.1

Investor Contact:	Media Contact:
Noah Hoppe, 312.780.5991	Franziska Weber, 312.780.6106
noah.hoppe@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS FOURTH QUARTER AND FULL-YEAR 2021 RESULTS
Apple Leisure Group Acquisition Drives Net Rooms Growth of 19.5% in 2021
Hyatt Portfolio Rooms Mix Transforms to 40% Luxury, Lifestyle, or Resort
CHICAGO (February 16, 2022) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter and full-year 2021 financial results. Net loss attributable to Hyatt was $29 million, or $0.26 per diluted share, in the fourth quarter of 2021, compared to net loss attributable to Hyatt of $203 million, or $2.00 per diluted share, in the fourth quarter of 2020. Adjusted net loss attributable to Hyatt was $306 million, or $2.78 per diluted share, in the fourth quarter of 2021, compared to Adjusted net loss attributable to Hyatt of $179 million, or $1.77 per diluted share, in the fourth quarter of 2020. Refer to the table on page 15 of the schedules for a summary of special items impacting Adjusted net loss and Adjusted losses per share in the three months ended December 31, 2021 and December 31, 2020.
“2021 was a transformative year for our company,” said Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt Hotels Corporation. “We completed the largest acquisition in the history of Hyatt with Apple Leisure Group, realized approximately $630 million of gross proceeds from owned hotel dispositions, and had another year of industry leading Net Rooms Growth driven by a record year of new hotel openings.” Mr. Hoplamazian added, "The performance of our core business continues to strengthen, fueled by recovering demand and excellent operational execution."
On November 1, 2021, the Company completed the acquisition of Apple Leisure Group ("ALG"). Fourth quarter and full-year 2021 financial results reflect two months of ALG performance. ALG's contribution to Adjusted EBITDA does not include Net Deferrals and Net Financed Contracts; please refer to page 26 for definitions of these operational metrics as well as the supplemental investor deck available at investors.hyatt.com.
Fourth quarter 2021 financial results as compared to the fourth quarter 2020 are as follows:
•Net loss decreased to $29 million from a loss of $203 million.
•Adjusted EBITDA increased to $112 million from a loss of $98 million.
◦ALG contributed $4 million of Adjusted EBITDA.
◦Adjusted EBITDA does not include ALG's Net Deferrals of $19 million and Net Financed Contracts of $8 million.
•Comparable system-wide RevPAR increased to $96.75 in the fourth quarter of 2021 and decreased 26.1% compared to the fourth quarter of 2019 on a reported basis.1
•Comparable owned and leased hotels operating margins were 24.8% in the fourth quarter of 2021.

1 RevPAR percentage change calculated from comparable system-wide RevPAR of $130.93 as reported in the fourth quarter of 2019.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 13.

Fiscal year 2021 financial results as compared to fiscal year 2020 are as follows:
•Net loss decreased to $222 million from a loss of $703 million.
•Adjusted EBITDA increased to $257 million from a loss of $177 million.
◦ALG contributed $4 million of Adjusted EBITDA.
◦Adjusted EBITDA does not include ALG's Net Deferrals of $19 million and Net Financed Contracts of $8 million.
•Comparable system-wide RevPAR increased to $77.80 in fiscal year 2021 and decreased 42.9% compared to fiscal year 2019 on a reported basis.2
•System-wide Net Rooms Growth was 19.5% in 2021. Excluding the acquisition of ALG, Net Rooms Growth was 6.1%.
•The pipeline of executed management or franchise contracts increased 12% to approximately 113,000 rooms. Excluding the acquisition of ALG, the pipeline increased 3% to approximately 104,000 rooms.
Mr. Hoplamazian added, "We opened 99 Hyatt hotels in 2021, a new record, excluding ALG's contribution. Our strong organic growth paired with the acquisitions of ALG this past year and Two Roads in 2018 have transformed our portfolio. We have doubled the number of luxury rooms, tripled the number of lifestyle rooms, and tripled the number of resort rooms in only four years. Our portfolio is uniquely positioned to benefit from the strengthening demand environment ahead, especially for our high-end travelers.”
OPERATIONAL UPDATE
Comparable system-wide RevPAR in comparison with 2019 levels recovered to 74% in the fourth quarter on a reported basis and 84% in December 2021, before softening to 63% in January 2022, due to the impact of the Omicron variant. Comparable system-wide RevPAR in February 2022 is trending at approximately 68% of 2019 levels through the first two weeks of the month with notable RevPAR acceleration of over 20% for the trailing 7-day period as of mid-February compared to the same 7-day period two weeks prior.
Forward booking trends have also experienced notable acceleration. Gross transient revenue booked for future periods was approximately 77% of 2019 levels in January and has accelerated to 95% month-to-date through mid-February. Gross group room revenue booked for Americas Full Service Managed properties in January for stay dates in 2022 was 114% of 2019 levels and has accelerated further through mid-February.
Net Package RevPAR for comparable ALG resorts in the Americas in comparison with 2019 levels was 85% in January. Gross package revenue booked for future periods was approximately 93% of 2019 levels in January and has accelerated to more than 135% of 2019 levels month-to-date through mid-February.

2 RevPAR percentage change calculated from comparable system-wide RevPAR of $136.27 as reported in fiscal year 2019.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 13.

FOURTH QUARTER RESULTS
Fourth quarter of 2021 financial results as compared to the fourth quarter of 2020 are as follows:
Management, Franchise and Other Fees
Total management and franchise fee revenues increased to $124 million in the fourth quarter of 2021 compared to $47 million reported in the fourth quarter of 2020 and reflected a sequential improvement from $96 million reported in the third quarter of 2021. Base management fees increased to $59 million, incentive management fees increased to $28 million, and franchise fees increased to $37 million during the quarter. Other fee revenues increased to $25 million in the fourth quarter.
Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased to $75 million in the fourth quarter of 2021 compared to $9 million reported in the fourth quarter of 2020. Results were led by increases in base and franchise fees with total franchise fees exceeding 2019 levels on a reported basis.
Americas net rooms increased 4.9% compared to the fourth quarter of 2020.
Southeast Asia, Greater China, Australia, New Zealand, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA decreased to $8 million in the fourth quarter of 2021 compared to $9 million reported in the fourth quarter of 2020. Results reflect lower demand from Greater China while the remainder of the region experienced improving demand and an increase in fees.
ASPAC net rooms increased 7.7% compared to the fourth quarter of 2020.
Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased to $13 million in the fourth quarter of 2021 compared to $(3) million reported in the fourth quarter of 2020. Results across the region were led by stronger demand in certain parts of Europe and in the Middle East driven by the Dubai Expo.
EAME/SW Asia net rooms increased 9.9% compared to the fourth quarter of 2020.
Apple Leisure Group Segment
On November 1, 2021, the Company completed the acquisition of ALG for a purchase price of $2.7 billion, net of cash acquired. As of December, 31, 2021, the acquisition of ALG added 99 resorts (or approximately 32,000 rooms), and a pipeline of approximately 9,000 rooms.
ALG is reported as one segment and derives its earnings through management and marketing services for all-inclusive resorts within the AMR™ Collection, a paid membership club offering through the Unlimited Vacation Club®, and distribution and destination management services offered through ALG Vacations®.
•In November and December, total ALG segment Adjusted EBITDA was $4 million. Adjusted EBITDA does not include ALG's Net Deferrals of $19 million and Net Financed Contracts of $8 million.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 13.

•Deferred revenue from the Unlimited Vacation Club business increased by $35 million and deferred costs increased by $16 million resulting in Net Deferrals of $19 million. The Net Deferrals of $19 million will be recognized in our consolidated statements of income (loss) over the membership contract term, which ranges from 3 to 25 years, resulting in a material timing difference compared with cash received from members upon signing under membership contract terms. The Unlimited Vacation Club Net Financed Contracts increased $8 million, this increase represents installments to be paid by members in the future in accordance with the terms of their contract.
Please refer to the table on page 3 of the schedules for further details on revenue recognition, deferrals, and financed contracts relating to the Unlimited Vacation Club.
Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased to $57 million in the fourth quarter of 2021 compared to $(48) million reported in the fourth quarter of 2020 driven by improved demand across the portfolio with all hotels re-opened by the end of 2021. Owned and leased hotels segment comparable margins improved to 24.8%, reflecting strong operational execution and average daily rates.
Refer to the tables starting on page 11 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Corporate and Other
Corporate and other Adjusted EBITDA increased to $(45) million in the fourth quarter of 2021 compared to $(65) million reported in the fourth quarter of 2020. The favorability to the fourth quarter of 2020 was primarily driven by a non-recurring expense to provide necessary system-wide services and programs to hotel owners in 2020. This was partially offset by increases in certain selling, general, administrative expenses, including payroll and related costs, and $6 million of integration-related costs associated with the ALG Acquisition.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 9.8% inclusive of the rabbi trust impact and stock-based compensation. Adjusted selling, general, and administrative expenses increased 44.3% or $32 million, primarily due to the addition of ALG Adjusted selling, general, and administrative expenses for the two months post-acquisition, an increase in accrued bonus expense, and ALG integration costs.
Refer to the table on page 17 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
OPENINGS AND FUTURE EXPANSION
In the fourth quarter of 2021, 128 new hotels (or 37,014 rooms) joined Hyatt's system, inclusive of 99 hotels (or 31,887 rooms) from the acquisition of ALG. In fiscal year 2021, 198 new hotels (or 49,834 rooms) joined Hyatt's system, inclusive of 99 hotels (or 31,887 rooms) from the acquisition of ALG. Additionally, 17 properties (or 3,076 rooms) converted to a Hyatt brand during 2021.
As of December 31, 2021, the Company had a pipeline of executed management or franchise contracts for approximately 540 hotels (approximately 113,000 rooms), inclusive of ALG's pipeline contribution of approximately 30 hotels (or approximately 9,000 rooms).

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 13.

TRANSACTION/ CAPITAL STRATEGY
During the fourth quarter, the Company completed the following transactions related to its owned and leased portfolio:
•Hyatt Regency Bishkek— a Hyatt affiliate sold its interest in the hospitality venture that owns Hyatt Regency Bishkek to our hospitality partner for approximately $3 million and entered into a long-term management agreement upon sale.
•Hyatt Regency Miami— a Hyatt affiliate contributed Hyatt Regency Miami to a newly-formed hospitality venture for approximately $22 million and retained a long-term management agreement.
The Company intends to successfully execute plans to sell approximately $2 billion of real estate by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021.
SHARE REPURCHASE/ DIVIDEND
There were no Class A or Class B shares repurchased during the fourth quarter of 2021. The Company ended the fourth quarter with 50,322,050 Class A and 59,653,271 Class B shares issued and outstanding.
During the 2021 fiscal year, the Company issued and sold 8,050,000 shares of Class A common stock and received $575 million of net proceeds.
The Company has suspended all share repurchase activity and its quarterly dividend.
2022 OUTLOOK
The Company is providing the following guidance for the 2022 fiscal year:
•Adjusted selling, general, and administrative expenses are expected to be approximately $460 million to $465 million. This includes selling, general, and administrative expenses associated with the acquisition of ALG, of which $25 million to $30 million is related to one-time integration costs in 2022. Refer to the table on page 18 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
◦Excluding ALG, Adjusted selling, general, and administrative expenses are expected to be approximately $300 million to $305 million, and include $25 million to $30 million related to one-time integration costs in 2022.
◦ALG Adjusted selling, general, and administrative expenses are expected to be approximately $160 million.
•Capital expenditures are expected to be approximately $215 million.
◦Hyatt capital expenditures, excluding ALG, are expected to be approximately $190 million.
◦ALG capital expenditures are expected to be approximately $25 million.
•The Company expects to grow net rooms by approximately 6.0%.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2022 Outlook. The Company's 2022 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 13.

BALANCE SHEET / LIQUIDITY
As of December 31, 2021, the Company reported the following:
•Total debt of $3,978 million.
•Pro rata share of unconsolidated hospitality venture debt of $581 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.7 billion with $960 million of cash and cash equivalents, $227 million of short-term investments, and available borrowing availability of $1,493 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 13.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, February 17, 2022, at 9:00 a.m. CT.
Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 888-412-4131 (U.S. Toll-Free) or 646-960-0134 (International Toll Number) using conference ID# 9019679 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available Thursday, February 17, 2022 at 11:00 a.m. CT until Wednesday, February 23, 2022 at 10:59 p.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 9019679. An archive of the webcast will be available on the Company’s website for 90 days.
FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the impact of the COVID-19 pandemic and pace of recovery, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, booking trends, our expected Adjusted SG&A expense, our expected capital expenditures, our expected net rooms growth, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks associated with the acquisition of Apple Leisure Group (“ALG”), including the related incurrence of additional material indebtedness; our ability to realize the anticipated benefits of the acquisition of ALG as rapidly or to the extent anticipated, including successfully integrating the ALG business with ours; the duration and severity of the COVID-19 pandemic and the pace of recovery following the pandemic, any additional resurgence, or COVID-19 variants; the short and long-term effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; the impact of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants, and the impact of actions that governments, businesses, and individuals take in response, on global and regional economies, travel limitations or bans, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; the broad distribution and efficacy of COVID-19 vaccines and treatments, wide acceptance by the general population of such vaccines, and the availability, use, and effectiveness of COVID-19 testing, including at-home testing kits; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income (loss), adjusted for special items; diluted EPS, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE AND SOCIAL MEDIA CHANNELS
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.
ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of December 31, 2021, the Company’s portfolio included more than 1,150 hotel and all-inclusive properties in 70 countries across six continents. The Company's offering includes the Park Hyatt®, Miraval®, Grand Hyatt®, Alila®, Andaz®, The Unbound Collection by Hyatt®, Destination by Hyatt™, Hyatt Regency®, Hyatt®, Hyatt Ziva™, Hyatt Zilara™, Thompson Hotels®, Hyatt Centric®, Caption by Hyatt, JdV by Hyatt™, Hyatt House®, Hyatt Place®, UrCove, and Hyatt Residence Club® brands, as well as resort and hotel brands under the AMR™ Collection, including Secrets® Resorts & Spas, Dreams® Resorts & Spas, Breathless Resorts & Spas®, Zoëtry® Wellness & Spa Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Consolidated Statements of Income (Loss)
2.	Segment Financial Summary
3.	Reconciliation of Unlimited Vacation Club Net Deferrals
4.	Hotel Chain Statistics - Comparable Locations
5.	Hotel Brand Statistics - Comparable Locations
6.	All-inclusive Brand Statistics
7.	Fee Summary
8. - 9.	Properties and Rooms by Geography
10.	Properties and Rooms by Brand
11. - 12.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
13. - 19.	Reconciliations of Non-GAAP Financial Measures
a.	Net Loss Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
b.
Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2021 and December 3l, 2020

c.
Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2021 and December 31, 2020

d.	SG&A Expenses to Adjusted SG&A Expenses
e.	Guidance: SG&A Expenses to Adjusted SG&A Expenses
f.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
20.	Owned and Leased Hotels Mix by Market and Brand
21.	Pipeline Approximate Mix
22. - 26.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Consolidated Statements of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
REVENUES:
Owned and leased hotels	$280	$91	$838	$513
Management, franchise, and other fees	149	59	418	239
Contra revenue	(9)	(10)	(35)	(30)
Net management, franchise, and other fees	140	49	383	209
Distribution and destination management	115	—	115	—
Other revenues	40	13	109	58
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	501	271	1,583	1,286
Total revenues	1,076	424	3,028	2,066
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	219	132	725	627
Distribution and destination management	112	—	112	—
Depreciation and amortization	91	77	310	310
Other direct costs	49	15	127	65
Selling, general, and administrative	116	104	366	321
Costs incurred on behalf of managed and franchised properties	522	307	1,639	1,375
Direct and selling, general, and administrative expenses	1,109	635	3,279	2,698
Net gains and interest income from marketable securities held to fund rabbi trusts	8	37	43	60
Equity earnings (losses) from unconsolidated hospitality ventures	20	(25)	28	(70)
Interest expense	(40)	(41)	(163)	(128)
Gains (losses) on sales of real estate and other	2	(44)	414	(36)
Asset impairments	(6)	(10)	(8)	(62)
Other income (loss), net	(53)	22	(19)	(92)
INCOME (LOSS) BEFORE INCOME TAXES	(102)	(272)	44	(960)
BENEFIT (PROVISION) FOR INCOME TAXES	73	69	(266)	257
NET LOSS	(29)	(203)	(222)	(703)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET LOSS ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$(29)	$(203)	$(222)	$(703)

LOSSES PER SHARE - Basic
Net loss	$(0.26)	$(2.00)	$(2.13)	$(6.93)
Net loss attributable to Hyatt Hotels Corporation	$(0.26)	$(2.00)	$(2.13)	$(6.93)
LOSSES PER SHARE - Diluted
Net loss	$(0.26)	$(2.00)	$(2.13)	$(6.93)
Net loss attributable to Hyatt Hotels Corporation	$(0.26)	$(2.00)	$(2.13)	$(6.93)

Basic share counts	110.1	101.3	104.0	101.3
Diluted share counts	110.1	101.3	104.0	101.3

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2021	2020	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2021	2020	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Owned and leased hotels	$286	$93	$193	206.8%	$193	208.1%	$855	$525	$330	62.6%	$328	62.0%
Americas management and franchising	112	40	72	178.3%	72	178.5%	361	194	167	86.6%	167	86.9%
ASPAC management and franchising	21	19	2	5.0%	2	3.8%	72	61	11	17.2%	9	13.9%
EAME/SW Asia management and franchising	18	6	12	201.4%	12	204.6%	43	23	20	85.0%	20	83.7%
Apple Leisure Group (a)	155	—	155	NM	155	NM	155	—	155	NM	155	NM
Corporate and other	8	9	(1)	(12.0)%	(1)	(12.0)%	41	34	7	19.7%	7	19.7%
Eliminations (b)	(16)	(4)	(12)	(237.0)%	(12)	(236.9)%	(47)	(27)	(20)	(71.3)%	(20)	(71.1)%
Adjusted revenues	$584	$163	$421	257.3%	$421	257.9%	$1,480	$810	$670	82.5%	$666	81.7%

Adjusted EBITDA
Owned and leased hotels	$49	$(42)	$91	217.3%	$91	217.6%	$77	$(135)	$212	156.9%	$213	156.4%
Pro rata share of unconsolidated hospitality ventures	8	(6)	14	230.6%	14	230.4%	14	(13)	27	204.1%	28	199.4%
Total owned and leased hotels	57	(48)	105	219.0%	105	219.3%	91	(148)	239	161.2%	241	160.5%
Americas management and franchising	75	9	66	735.0%	66	731.8%	231	90	141	156.8%	141	157.6%
ASPAC management and franchising	8	9	(1)	(14.4)%	(1)	(16.1)%	29	24	5	20.6%	4	15.5%
EAME/SW Asia management and franchising	13	(3)	16	461.4%	16	467.3%	17	(15)	32	211.0%	33	207.3%
Apple Leisure Group (a)	4	—	4	NM	4	NM	4	—	4	NM	4	NM
Corporate and other	(45)	(65)	20	31.6%	20	31.5%	(116)	(130)	14	11.2%	14	11.4%
Eliminations	—	—	—	(32.4)%	—	(32.4)%	1	2	(1)	(49.1)%	(1)	(49.1)%
Adjusted EBITDA	$112	$(98)	$210	214.4%	$210	214.8%	$257	$(177)	$434	245.3%	$436	243.9%

	Three Months Ended December 31,				Year Ended December 31,
Net Deferral activity	2021	2020	Change $	Change (%)	2021	2020	Change ($)	Change (%)
Increase in deferred revenue	$35	$—	$35	NM	$35	$—	$35	NM
Increase in deferred costs	(16)	—	(16)	NM	(16)	—	(16)	NM
Net Deferrals	$19	$—	$19	NM	$19	$—	$19	NM

Increase in Net Financed Contracts	$8	$—	$8	NM	$8	$—	$8	NM

(a) Includes activity for the two month period of ownership following the acquisition of ALG during the year ended December 31, 2021.
(b) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Reconciliation of Unlimited Vacation Club Net Deferrals
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change $	Change (%)	2021	2020	Change ($)	Change (%)
Sales of membership club contracts deferrals	$54	$—	$54	NM	$54	$—	$54	NM
Membership club revenue recognized	(19)	—	(19)	NM	(19)	—	(19)	NM
Increase in deferred revenue from membership club contract sales	35	—	35	NM	35	—	35	NM
Costs of memberships club contracts deferrals	(16)	—	(16)	NM	(16)	—	(16)	NM
Membership club costs recognized	—	—	—	NM	—	—	—	NM
Increase in deferred costs from membership club contract costs	(16)	—	(16)	NM	(16)	—	(16)	NM
Net Deferrals (a)	$19	$—	$19	NM	$19	$—	$19	NM

Increase in Net Financed Contracts (a)	$8	$—	$8	NM	$8	$—	$8	NM

(a)Includes activity for the two month period of ownership following the acquisition of ALG during the year ended December 31, 2021.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended December 31,						Year Ended December 31,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (30)	$133.27	308.1%	53.6%	33.9% pts	$248.46	49.6%	$95.66	94.9%	44.5%	21.4% pts	$215.00	1.3%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (868)	$96.75	131.8%	55.6%	23.1% pts	$174.13	35.5%	$77.80	66.5%	48.6%	16.9% pts	$160.11	8.5%

Americas
Full service hotels (211)	$115.50	266.1%	53.3%	33.5% pts	$216.80	36.2%	$89.36	96.4%	44.1%	19.9% pts	$202.49	7.9%
Select service hotels (406)	$85.16	107.1%	65.1%	22.4% pts	$130.77	35.9%	$76.23	66.3%	61.8%	20.7% pts	$123.37	10.6%

ASPAC
Full service hotels (110)	$76.02	3.6%	46.4%	(0.3)% pts	$163.80	4.1%	$67.54	15.0%	42.9%	6.1% pts	$157.57	(1.3)%
Select service hotels (25)	$36.64	(12.4)%	50.3%	(11.9)% pts	$72.78	8.2%	$37.87	23.9%	53.0%	9.2% pts	$71.40	2.4%

EAME/SW Asia
Full service hotels (98)	$106.33	228.2%	55.3%	30.8% pts	$192.38	45.7%	$69.14	72.2%	40.8%	16.0% pts	$169.62	4.8%
Select service hotels (18)	$57.76	129.3%	62.8%	22.9% pts	$91.92	45.7%	$40.24	43.3%	52.8%	16.8% pts	$76.17	(2.4)%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended December 31,						Year Ended December 31,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
Brand (# of hotels)	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
Park Hyatt (39)	$197.28	88.1%	49.4%	16.9% pts	$399.62	24.0%	$144.04	53.2%	41.6%	12.0% pts	$346.35	8.9%
Grand Hyatt (55)	$101.54	104.4%	50.3%	18.8% pts	$201.90	27.9%	$80.12	52.5%	43.7%	14.2% pts	$183.54	3.2%
Andaz (21)	$196.08	153.7%	59.5%	23.1% pts	$329.77	55.4%	$144.04	87.7%	49.1%	15.9% pts	$293.25	26.7%
Composite Luxury[1]	$135.58	115.5%	51.9%	20.3% pts	$261.07	31.1%	$104.36	67.9%	44.1%	14.7% pts	$236.39	11.8%

Hyatt Regency (200)	$85.66	169.3%	50.8%	25.7% pts	$168.55	33.2%	$67.13	66.4%	42.1%	15.5% pts	$159.63	5.1%
Hyatt Centric (32)	$107.94	197.8%	59.8%	30.6% pts	$180.62	45.4%	$80.77	82.2%	49.6%	21.7% pts	$162.98	2.5%
Composite Upper-Upscale[2]	$87.84	175.5%	51.8%	26.5% pts	$169.49	34.7%	$68.28	70.0%	42.8%	16.2% pts	$159.56	5.7%

Hyatt Place (351)	$77.43	100.9%	63.0%	19.6% pts	$122.84	38.3%	$69.09	66.9%	59.8%	19.7% pts	$115.53	12.0%
Hyatt House (98)	$90.83	94.3%	67.3%	21.4% pts	$135.05	32.6%	$81.17	54.4%	64.0%	19.8% pts	$126.83	6.6%
Composite Upscale[3]	$80.43	99.2%	64.0%	20.0% pts	$125.71	36.8%	$71.79	63.5%	60.7%	19.7% pts	$118.19	10.5%
(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
2 Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
All-inclusive Brand Statistics
All Properties (Comparable and Non-Comparable) Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended December 31,						Year Ended December 31,
	Net Package RevPAR		Occupancy		ADR		Net Package RevPAR		Occupancy		ADR
Brand (# of hotels)	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
AMR Collection Americas (59) (b)	$188.08	NM	70.4%	NM	$267.30	NM	$188.08	NM	70.4%	NM	$267.30	NM
AMR Collection Europe (40) (b)(c)	$92.15	NM	57.3%	NM	$160.81	NM	$92.15	NM	57.3%	NM	$160.81	NM
Composite all-inclusive[1]	$192.42	NM	67.6%	NM	$284.62	NM	$195.71	NM	62.3%	NM	$314.14	NM
(a) Managed and franchised hotels figures include owned and leased hotels.
(b) Includes activity for the two month period of ownership following the acquisition of ALG during the year ended December 31, 2021.
(c) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
1 Includes AMR Collection, Hyatt Ziva and Hyatt Zilara

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Base management fees	$59	$22	$37	166.1%	$169	$96	$73	76.0%
Incentive management fees	28	10	18	178.3%	58	22	36	159.0%
Franchise fees	37	15	22	156.8%	119	63	56	89.3%
Management and franchise fees	124	47	77	166.0%	346	181	165	91.0%
Other fee revenues	25	12	13	107.1%	72	58	14	24.7%
Management, franchise, and other fees	$149	$59	$90	153.5%	$418	$239	$179	74.9%

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Management, franchise, and other fees	$149	$59	$90	153.5%	$418	$239	$179	74.9%
Contra revenue from management agreements	(6)	(7)	1	22.5%	(23)	(19)	(4)	(18.6)%
Contra revenue from franchise agreements	(3)	(3)	—	(30.5)%	(12)	(11)	(1)	(13.1)%
Net management, franchise, and other fees	$140	$49	$91	188.3%	$383	$209	$174	83.3%

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels

	December 31, 2021		December 31, 2020		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	22	11,058	25	12,607	(3)	(1,549)
Other Americas	3	1,262	2	795	1	467
EAME/SW Asia (a)	5	1,135	7	1,435	(2)	(300)
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	34	14,249	38	15,631	(4)	(1,382)

All-inclusive hotels (b)	4	909	—	—	4	909

Total owned and leased hotels (c)	38	15,158	38	15,631	—	(473)

(a) December 31, 2020 includes one property that converted from leased to managed during the year ended December 31, 2021.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	December 31, 2021		December 31, 2020		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	147	63,974	139	63,362	8	612
Other Americas managed	25	8,958	25	8,916	—	42
United States franchised	77	23,102	68	20,620	9	2,482
Other Americas franchised	8	1,307	5	924	3	383
Subtotal	257	97,341	237	93,822	20	3,519
Select service hotels
United States managed	33	4,923	42	6,275	(9)	(1,352)
Other Americas managed	13	1,857	13	1,857	—	—
United States franchised	411	57,389	379	52,291	32	5,098
Other Americas franchised	13	1,761	12	1,621	1	140
Subtotal	470	65,930	446	62,044	24	3,886
ASPAC
Full service hotels
ASPAC managed	125	41,649	116	39,327	9	2,322
ASPAC franchised	10	3,153	8	2,520	2	633
Subtotal	135	44,802	124	41,847	11	2,955
Select service hotels
ASPAC managed	29	5,053	29	5,378	—	(325)
ASPAC franchised	13	2,244	6	1,169	7	1,075
Subtotal	42	7,297	35	6,547	7	750
EAME/SW Asia
Full service hotels
EAME/SW Asia managed	101	25,457	97	24,678	4	779
EAME/SW Asia franchised	22	3,799	13	2,454	9	1,345
Subtotal	123	29,256	110	27,132	13	2,124
Select service hotels
EAME/SW Asia managed	21	3,429	17	2,749	4	680
EAME/SW Asia franchised	6	1,411	5	1,131	1	280
Subtotal	27	4,840	22	3,880	5	960

Total full service and select service hotels	1,054	249,466	974	235,272	80	14,194
Americas
All-inclusive hotels
Other Americas	68	24,873	8	3,153	60	21,720
Subtotal	68	24,873	8	3,153	60	21,720
EAME/SW Asia (a)
All-inclusive hotels
EAME/SW Asia	40	10,605	—	—	40	10,605
Subtotal	40	10,605	—	—	40	10,605

Total all-inclusive hotels	108	35,478	8	3,153	100	32,325

Total managed and franchised (b)	1,162	284,944	982	238,425	180	46,519

Vacation ownership	15		16		(1)
Residential	36		37		(1)
Condominium ownership	39		36		3
(a) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(b) Figures do not include vacation ownership, residential, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	December 31, 2021		December 31, 2020		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	45	8,413	44	8,205	1	208
Miraval	3	357	3	362	—	(5)
Grand Hyatt	58	31,189	58	32,185	—	(996)
Alila	15	1,681	13	1,445	2	236
Andaz	24	5,447	24	5,532	—	(85)
The Unbound Collection by Hyatt	28	5,642	24	4,841	4	801
Thompson Hotels	15	3,147	11	2,543	4	604
Destination by Hyatt	18	3,959	16	3,906	2	53
Hyatt Regency (a)	226	94,241	214	90,899	12	3,342
Hyatt	13	3,354	12	2,056	1	1,298
Hyatt Centric (a)	48	10,182	38	7,937	10	2,245
JdV by Hyatt	21	2,987	13	2,090	8	897
Hyatt Place	403	58,147	388	55,426	15	2,721
Hyatt House	124	17,830	110	16,030	14	1,800
UrCove	12	2,090	5	1,015	7	1,075
Other	1	800	1	800	—	—
Total full service and select service hotels (b)	1,054	249,466	974	235,272	80	14,194

AMR Collection (c)(d)	99	31,887	—	—	99	31,887
Hyatt Ziva	6	2,672	5	2,234	1	438
Hyatt Zilara	3	919	3	919	—	—
Total all-inclusive hotels	108	35,478	8	3,153	100	32,325

Total managed and franchised properties and rooms (b)	1,162	284,944	982	238,425	180	46,519

Hyatt Residence Club	15		16		(1)

(a) Hyatt Regency includes two properties and Hyatt Centric includes one property that we will rebrand under the respective brand in 2022.
(b) Figures do not include vacation ownership, residential, or condominium ownership units.
(c) AMR Collection includes five non-branded properties managed by ALG.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
($ in millions)

	Rooms	Transaction / Opening Date	Three Months Ended December 31, 2021 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Baku	159	4Q20
Hyatt Regency Lost Pines Resort and Spa	490	2Q21
Hyatt Regency Lake Tahoe Resort, Spa and Casino	422	3Q21
Hyatt Regency Miami	615	4Q21
Hyatt Regency Bishkek	178	4Q21
Total Owned and Leased Hotels Dispositions (a)			$1

Unconsolidated Hospitality Venture Hotels
Grand Hyatt São Paulo	467	1Q21
Hyatt Place Celaya	145	2Q21
Hyatt Place Los Cabos	157	2Q21
Hyatt Place Tijuana	145	2Q21
Hyatt Centric Beale Street Memphis	227	2Q21
Hyatt Place Glendale / Los Angeles	179	4Q21
Hyatt Place San Jose Airport	190	4Q21
Hyatt House San Jose Airport	165	4Q21
Hyatt Centric Downtown Portland	220	4Q21
Hyatt House Nashville at Vanderbilt	201	4Q21
Total Unconsolidated Hospitality Venture Hotels Dispositions (b) (c) (d)			$—

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$1

Acquisitions or Openings
Owned and Leased Hotels
Grand Hyatt São Paulo	467	1Q21
Total Owned and Leased Hotels Acquisitions or Openings			$1

Unconsolidated Hospitality Venture Hotels
Hyatt Centric Downtown Nashville	252	3Q21
Hyatt Centric Buckhead Atlanta	218	4Q21
Hyatt Regency Miami	615	4Q21
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (b) (e)			$—

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Segment Adjusted EBITDA			$1

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$2
(a) Includes the year-over-year impact of one property that converted from leased to managed during the three months ended December 31, 2021.
(b) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA.
(c) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(d) Includes the year-over-year financial impact of pre-opening activity.
(e) Includes the opening of a hotel by the venture.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
($ in millions)

	Rooms	Transaction / Opening Date	Year Ended December 31, 2021 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Baku	159	4Q20
Hyatt Regency Lost Pines Resort and Spa	490	2Q21
Hyatt Regency Lake Tahoe Resort, Spa and Casino	422	3Q21
Hyatt Regency Miami	615	4Q21
Hyatt Regency Bishkek	178	4Q21
Total Owned and Leased Hotels Dispositions (a)			$(4)

Unconsolidated Hospitality Venture Hotels
Grand Hyatt São Paulo	467	1Q21
Hyatt Place Celaya	145	2Q21
Hyatt Place Los Cabos	157	2Q21
Hyatt Place Tijuana	145	2Q21
Hyatt Centric Beale Street Memphis	227	2Q21
Hyatt Place Glendale / Los Angeles	179	4Q21
Hyatt Place San Jose Airport	190	4Q21
Hyatt House San Jose Airport	165	4Q21
Hyatt Centric Downtown Portland	220	4Q21
Hyatt House Nashville at Vanderbilt	201	4Q21
Total Unconsolidated Hospitality Venture Hotels Dispositions (b) (c) (e)			$2

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(2)

Acquisitions or Openings
Owned and Leased Hotels
Miraval Berkshires Resort and Spa	95	3Q20
Wyndhurst Manor & Club	43	3Q20
Grand Hyatt São Paulo	467	1Q21
Alila Ventana Big Sur (d)	50	2Q21
Total Owned and Leased Hotels Acquisitions or Openings (e)			$10

Unconsolidated Hospitality Venture Hotels
Hyatt Centric Downtown Portland	220	1Q20
Hyatt Place Boston / Seaport District	297	3Q20
Hyatt Centric Center City Philadelphia	332	4Q20
Hyatt Centric Downtown Nashville	252	3Q21
Hyatt Centric Buckhead Atlanta	218	4Q21
Hyatt Regency Miami	615	4Q21
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (b) (f)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Segment Adjusted EBITDA			$11

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Segment Adjusted EBITDA			$9
(a) Includes the year-over-year impact of one property that converted from leased to managed during the year ended December 31, 2021.
(b) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA.
(c) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(d) Total inventory of 59 rooms; 50 rooms available for sale with 9 rooms out of service. Hotel was acquired and subsequently sold during the year ended December 31, 2021.
(e) Includes the year-over-year financial impact of pre-opening activity.
(f) Includes the opening of a hotel by the venture.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Net Loss Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change $	Change (%)	2021	2020	Change ($)	Change (%)
Net loss attributable to Hyatt Hotels Corporation	$(29)	$(203)	$174	85.7%	$(222)	$(703)	$481	68.4%
Interest expense	40	41	(1)	(2.7)%	163	128	35	26.9%
(Benefit) provision for income taxes	(73)	(69)	(4)	(3.8)%	266	(257)	523	203.2%
Depreciation and amortization	91	77	14	17.6%	310	310	—	0.1%
EBITDA	29	(154)	183	119.2%	517	(522)	1,039	199.1%
Contra revenue	9	10	(1)	(9.2)%	35	30	5	16.7%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(501)	(271)	(230)	(84.6)%	(1,583)	(1,286)	(297)	(23.1)%
Costs incurred on behalf of managed and franchised properties	522	307	215	69.9%	1,639	1,375	264	19.2%
Costs incurred on behalf of managed and franchised properties that we do not intend to recover from hotel owners	—	(45)	45	100.0%	—	(45)	45	100.0%
Equity (earnings) losses from unconsolidated hospitality ventures	(20)	25	(45)	(178.7)%	(28)	70	(98)	(139.4)%
Stock-based compensation expense	8	4	4	138.8%	50	24	26	113.7%
(Gains) losses on sales of real estate and other	(2)	44	(46)	(105.8)%	(414)	36	(450)	NM
Asset impairments	6	10	(4)	(47.1)%	8	62	(54)	(87.3)%
Other (income) loss, net	53	(22)	75	356.4%	19	92	(73)	(79.2)%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	8	(6)	14	230.6%	14	(13)	27	204.1%
Adjusted EBITDA	$112	$(98)	$210	214.4%	$257	$(177)	$434	245.3%

	Three Months Ended December 31,				Year Ended December 31,
Net Deferral activity	2021	2020	Change $	Change (%)	2021	2020	Change ($)	Change (%)
Increase in deferred revenue	$35	$—	$35	NM	$35	$—	$35	NM
Increase in deferred costs	(16)	—	(16)	NM	(16)	—	(16)	NM
Net Deferrals (a)	$19	$—	$19	NM	$19	$—	$19	NM

Increase in Net Financed Contracts (a)	$8	$—	$8	NM	$8	$—	$8	NM
(a)Includes activity for the two month period of ownership following the acquisition of ALG during the year ended December 31, 2021.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Net Loss Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Total revenues	$1,076	$424	$652	153.3%	$3,028	$2,066	$962	46.5%
Add: Contra revenue	9	10	(1)	(9.2)%	35	30	5	16.7%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(501)	(271)	(230)	(84.6)%	(1,583)	(1,286)	(297)	(23.1)%
Adjusted revenues	$584	$163	$421	257.3%	$1,480	$810	$670	82.5%

Adjusted EBITDA Margin %	19.2%	(59.8)%	79.0%	17.4%	(21.8)%	39.2%

Adjusted EBITDA Margin % Change in Constant Currency	78.8%	39.3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2021 and December 31, 2020

(in millions, except per share amounts)

	Location on Consolidated Statements of Income (Loss)	Three Months Ended December 31,
		2021	2020
Net loss attributable to Hyatt Hotels Corporation		$(29)	$(203)
Losses per diluted share		$(0.26)	$(2.00)
Special items
Unconsolidated hospitality ventures (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(32)	1
(Gains) losses on sales of real estate and other (b)	Gains (losses) on sales of real estate and other	(2)	44
Transaction costs (c)	Other income (loss), net	27	—
Fund deficits (d)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	17	4
Unrealized (gains) losses (e)	Other income (loss), net	6	(23)
Asset impairments (f)	Asset impairments	6	10
Utilization of Avendra and other proceeds (g)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	4	7
Restructuring expenses (h)	Other income (loss), net	—	4
Fund deficits not recovered (i)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties	—	(21)
Other	Other income (loss), net	3	(3)
Special items - pre-tax		29	23
Income tax benefit (provision) for special items	Benefit (provision) for income taxes	(306)	1
Total special items - after-tax		(277)	24
Special items impact per diluted share		$(2.52)	$0.23
Adjusted net loss attributable to Hyatt Hotels Corporation		$(306)	$(179)
Losses per diluted share, adjusted for special items		$(2.78)	$(1.77)

(a) Unconsolidated hospitality ventures - During the three months ended December 31, 2021 (Q4 2021), we recognized $32 million of net gains related to sales activity of certain equity method investments.
(b) (Gains) losses on sales of real estate and other - During Q4 2021, we recognized a $2 million pre-tax gain on the contribution of Hyatt Regency Miami assets to a newly formed hospitality venture, resulting in the derecognition of the nonfinancial assets in the subsidiary. During the three months ended December 31, 2020 (Q4 2020), net losses were $44 million, primarily driven by a $30 million pre-tax loss on the sale of the entities which own Hyatt Regency Baku and a $11 million pre-tax loss on the sale of the entity which owns the Exhale spa and fitness business.
(c) Transaction costs - During Q4 2021, we recognized $26 million of transaction costs related to the acquisition of ALG.
(d) Fund deficits - During Q4 2021 and Q4 2020, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we intend to recover in future periods.
(e) Unrealized (gains) losses - During Q4 2021 and Q4 2020, we recognized unrealized losses and gains, respectively, due to the change in fair value of our marketable securities.
(f) Asset impairments - During Q4 2021 and Q4 2020, we recognized impairment charges related to intangible assets.
(g) Utilization of Avendra and other proceeds - During Q4 2021 and Q4 2020, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(h) Restructuring expenses - During Q4 2020, we recognized $4 million in restructuring expenses related to severance and related charges as a result of the COVID-19 pandemic.
(i) Fund deficits not recovered - Represents the reversal of costs incurred on behalf of managed and franchised properties that we do not intend to recover from hotel owners, which was reported as a special item during the nine months ended September 30, 2020.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2021 and December 31, 2020

(in millions, except per share amounts)

	Location on Consolidated Statements of Income (Loss)	Year Ended December 31,
		2021	2020
Net loss attributable to Hyatt Hotels Corporation		$(222)	$(703)
Losses per diluted share		$(2.13)	$(6.93)
Special items
(Gains) losses on sales of real estate and other (a)	Gains (losses) on sales of real estate and other	(414)	36
Unconsolidated hospitality ventures (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(100)	(1)
Unrealized (gains) losses (c)	Other income (loss), net	(14)	13
Realized gains	Other income (loss), net	(2)	(6)
Transaction costs (d)	Other income (loss), net	46	—
Fund deficits (e)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	43	8
Utilization of Avendra and other proceeds (f)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	16	36
Asset impairments (g)	Asset impairments	8	62
Restructuring expenses (h)	Other income (loss), net	3	73
Other	Other income (loss), net	3	(2)
Special items - pre-tax		(411)	219
Income tax benefit (provision) for special items	Benefit (provision) for income taxes	88	(63)
Total special items - after-tax		(323)	156
Special items impact per diluted share		$(3.11)	$1.53
Adjusted net loss attributable to Hyatt Hotels Corporation		$(545)	$(547)
Losses per diluted share, adjusted for special items		$(5.24)	$(5.40)

(a) (Gains) losses on sales of real estate and other - During the year ended December 31, 2021 (YTD 2021), net gains were $414 million, primarily driven by a $305 million pre-tax gain related to the sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino and a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa. During the year ended December 31, 2020 (YTD 2020), net losses were $36 million, primarily driven by a $30 million pre-tax loss on the sale of the entities which own Hyatt Regency Baku.
(b) Unconsolidated hospitality ventures - During YTD 2021, we recognized a $69 million pre-tax gain on the purchase of the remaining 50% interest in the entities that own Grand Hyatt São Paulo and $31 million of net gains related to sales activity of certain equity method investments.
(c) Unrealized (gains) losses - During YTD 2021 and YTD 2020, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Transaction costs - During YTD 2021, we recognized $45 million of transaction costs related to the acquisition of ALG.
(e) Fund deficits - During YTD 2021 and YTD 2020, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we intend to recover in future periods.
(f) Utilization of Avendra and other proceeds - During YTD 2021 and YTD 2020, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.
(g) Asset impairments - During YTD 2021, we recognized $8 million of impairment charges related to intangible assets. During YTD 2020, we recognized $62 million of impairment charges related to goodwill, property and equipment, operating lease right-of-use assets, and intangible assets.
(h) Restructuring expenses - During YTD 2020, we recognized $73 million in restructuring expenses related to severance and related charges as a result of the COVID-19 pandemic.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
SG&A expenses	$116	$104	$12	9.8%	$366	$321	$45	13.7%
Less: rabbi trust impact	(8)	(32)	24	77.2%	(38)	(52)	14	28.5%
Less: stock-based compensation expense	(8)	(4)	(4)	(138.8)%	(50)	(24)	(26)	(113.7)%
Adjusted SG&A expenses	$100	$68	$32	44.3%	$278	$245	$33	13.1%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Americas management and franchising	$15	$21	$(6)	(31.5)%	$50	$59	$(9)	(14.7)%
ASPAC management and franchising	13	10	3	22.3%	42	36	6	15.0%
EAME/SW Asia management and franchising	5	10	(5)	(47.4)%	26	39	(13)	(32.6)%
Owned and leased hotels	3	3	—	(11.0)%	12	13	(1)	(11.5)%
Apple Leisure Group (a)	23	—	23	NM	23	—	23	NM
Corporate and other	41	24	17	71.2%	125	98	27	27.2%
Adjusted SG&A expenses	$100	$68	$32	44.3%	$278	$245	$33	13.1%

(a)Includes activity for the two month period of ownership following the acquisition of ALG during the year ended December 31, 2021.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
For the Year Ended December 31, 2022

No additional disposition of acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.
(in millions)

	Year Ended December 31, 2022 Forecast Range
	Low Case	High Case
SG&A expenses	$517	$522
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(57)	(57)
Adjusted SG&A expenses	$460	$465
(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2022 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$246	$69	$177	255.7%	$688	$391	$297	75.9%
Non-comparable owned and leased hotels	34	22	12	52.9%	150	122	28	22.7%
Owned and leased hotels revenues	$280	$91	$189	206.6%	$838	$513	$325	63.2%

Expenses
Comparable owned and leased hotels	$184	$93	$91	98.7%	$578	$457	$121	26.4%
Non-comparable owned and leased hotels	35	34	1	0.3%	142	162	(20)	(12.7)%
Rabbi trust impact	—	5	(5)	(81.5)%	5	8	(3)	(29.3)%
Owned and leased hotels expenses	$219	$132	$87	67.0%	$725	$627	$98	15.7%

Owned and leased hotels operating margin percentage	21.4%	(44.3)%		65.7%	13.4%	(22.2)%		35.6%

Comparable owned and leased hotels operating margin percentage	24.8%	(34.6)%		59.4%	15.9%	(17.0)%		32.9%

Hyatt Hotels Corporation
Owned and Leased Hotels Segment Mix by Market and Brand

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Market

Region	% of 2021 Earnings (a)	Top 10 U.S. States	% of 2021 Earnings (a)	Top 5 International Markets	% of 2021 Earnings (a)
United States	98%	Florida	46%	Switzerland	7%
Other Americas	4%	Texas	35%	Aruba	7%
EAME/SW Asia	(2)%	Arizona	18%	France	5%
		Nevada	14%	Netherlands	(6)%
		California	13%	Germany	(7)%
		Connecticut	3%
		Wisconsin	1%
		Maryland	(3)%
		Illinois	(5)%
		New York	(24)%
		Total Top 10	98%	Total Top 5	6%
		Other US	—%	Other International	(4)%
Total	100%	Total U.S.	98%	Total International	2%

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Brand

Brand	% of 2021 Earnings (a)
Alila, Andaz, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, Destination by Hyatt	61%
Hyatt, Hyatt Centric, Hyatt Regency, Hyatt Place	39%
Total Brands	100%

(a) Earnings represent 2021 owned and leased hotels segment Adjusted EBITDA of $77 million, excluding our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Adjusted EBITDA includes intercompany expenses related to management fees paid to the Company's management and franchising segments, which are eliminated in consolidation.

Hyatt Hotels Corporation
Pipeline Approximate Mix
(Pipeline: approximately 540 Hotels or approximately 113,000 Rooms)

	December 31, 2021
	Approx. Hotels	Approx. Rooms
Segment
Americas	170	27,000
ASPAC	220	53,000
EAME/SW Asia	120	24,000
ALG	30	9,000
Total	540	113,000

Market
Greater China	160	42,000
United States	130	19,000
India	50	9,000
Mexico	30	7,000
Spain	20	4,000
Other	150	32,000
Total	540	113,000

Brand
Park Hyatt, Grand Hyatt, Andaz	60	19,000
Hyatt Regency	90	25,000
Hyatt Centric	50	9,000
The Unbound Collection by Hyatt	20	3,000
Hyatt Place, Hyatt House, UrCove, Caption	250	41,000
Alila, Thompson Hotels, JdV by Hyatt, Destination by Hyatt, Miraval	40	7,000
AMR Collection, Hyatt Ziva, Hyatt Zilara	30	9,000
Total	540	113,000

Ownership / Contract Type
Managed	330	81,000
Franchised	210	32,000
Total	540	113,000

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.

Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.

Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income (Loss)
Adjusted net income (loss), as we define it, is a non-GAAP measure. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income (loss) to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income (loss) is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss). Although we believe that Adjusted net income (loss) can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise, including owned and leased properties, and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Effective December 31, 2021, hotels that suspended operations due to the COVID-19 pandemic and have not yet re-opened are no longer included in our definition of comparable system-wide hotels. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service hotels, including our wellness resorts, our select service hotels, or our all-inclusive resorts, for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Net Package ADR
Net Package ADR represents net package revenues, divided by the total number of rooms sold in a given period. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Net Package RevPAR
Net Package RevPAR is the product of the net package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.

Net Financed Contracts
Net Financed Contracts represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership club contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at AMR Collection resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At December 31, 2021, the Net Financed Contract balance not recorded on our consolidated balance sheet was $133 million.

Net Deferrals
Net Deferrals represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years.